UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

October 5, 2023

Fox Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-38776	83-1825597
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.01 per share	FOXA	The Nasdaq Global Select Market
Class B Common Stock, par value $0.01 per share	FOX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On October 13, 2023 (the “Issue Date”), Fox Corporation (the “Company”) closed its public offering of $1,250,000,000 aggregate principal amount of 6.500% senior notes due 2033 (the “Notes”). The Company received net proceeds of approximately $1.23 billion after deducting the underwriting discount and estimated offering expenses. The Company intends to use the net proceeds from the offering of the Notes for general corporate purposes.

The Notes were offered and sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated October 5, 2023, among the Company and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as underwriters (collectively, the “Underwriters”). The Underwriting Agreement contains customary representations, warranties, covenants and indemnification obligations of the Company and the Underwriters, as well as termination and other customary provisions.

The offering of the Notes was made pursuant to a Prospectus Supplement, dated October 5, 2023 and filed with the Securities and Exchange Commission (the “SEC”) on October 6, 2023, and the Base Prospectus, dated August 11, 2023, filed as part of the Company’s automatic shelf registration statement on Form S-3 (File No. 333-273947) that became effective under the Securities Act of 1933, as amended, when filed with the SEC on August 11, 2023.

The Notes were issued pursuant to the Indenture, dated as of January 25, 2019 (as amended or supplemented prior to the date hereof, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee. The Notes are the Company’s senior unsecured obligations and are not guaranteed by any of the Company’s subsidiaries on the Issue Date; provided, that, following the Issue Date, subsidiaries of the Company will guarantee the Notes on a senior unsecured basis in certain circumstances set forth in the Indenture. The Indenture contains customary events of defaults and negative restrictions for notes of this type, such as limitations on secured debt.

Interest on the Notes is payable semi-annually in arrears on April 13 and October 13 of each year, beginning on April 13, 2024, to holders of record at the close of business on the preceding April 1 and October 1, as the case may be. The Notes will mature on October 13, 2033.

The Company may, at its option, redeem some or all of the Notes at the applicable make-whole price set forth in the Notes (which shall be calculated with the applicable U.S. treasury rate plus 30 basis points), plus accrued and unpaid interest to, but not including, the date of redemption. In addition, at any time on or after July 13, 2033 (three months prior to the maturity date of the Notes), the Company may redeem some or all of the Notes at par, plus accrued and unpaid interest to, but not including, the date of redemption. If the Company experiences certain change of control triggering events, the Company will be required to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of repurchase.

The foregoing summaries of the Underwriting Agreement, the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the Indenture and the form of the Notes. The Underwriting Agreement and the form of the Notes are filed hereto as Exhibit 1.1 and Exhibit 4.1, respectively, and are incorporated herein by reference. The Indenture has been filed as Exhibit 4.3 to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-273947).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of October 5, 2023, among Fox Corporation and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as underwriters.

4.1	Form of 6.500% Senior Notes due 2033.

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX CORPORATION

By:	/s/ Viet D. Dinh
Name:	Viet D. Dinh
Title:	Chief Legal and Policy Officer

October 13, 2023